AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT

This Amendment No. 1 to Stock Option Agreement (this “Amendment”) is entered into as of November 5, 2025, by and between Groupon, Inc., a Delaware corporation (the “Company”), and Dusan Senkypl (the “Optionee”).

RECITALS

A.    The Company and the Optionee are parties to that certain Stock Option Agreement dated March 30, 2023 (the “Option Agreement”), made pursuant to the Groupon, Inc. 2011 Incentive Plan (Amended and Restated Effective as of June 15, 2022) (the “Plan”).

B.    Pursuant to Section 3.4 of the Option Agreement, the Optionee may exercise the Option through certain specified forms of consideration, including a “Cashless Exercise” to cover the Exercise Price, but Section 3.4 and Section 3.5 together prohibit the use of a Cashless Exercise or share withholding to satisfy immediate income-tax obligations arising from such exercise.

C.    For the avoidance of doubt, references in this Amendment to Section 3.4 and Section 3.5 of the Option Agreement correspond to Sections 1.4 and 1.5, respectively, as currently numbered in the Option Agreement.

D.    Pursuant to Section 9.5 of the Plan, the Company is authorized to satisfy any tax withholding obligations in connection with Awards by withholding shares, including through a net withholding or cashless procedure, as determined in the Company’s discretion.

E.    The Parties now desire to amend the Option Agreement to permit the Optionee, upon exercise of the Option, to surrender or have withheld additional shares otherwise issuable upon such exercise to satisfy the Optionee’s immediate income and employment tax obligations arising from the exercise (but not from any subsequent disposition of the shares), and to authorize the Company to remit the corresponding cash amounts to the appropriate taxing authorities.

NOW, THEREFORE, in consideration of the mutual covenants and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Amendment to Section 3.4 (Payment of Exercise Price). Section 3.4(a) of the Option Agreement is hereby amended such that the final sentence of Section 3.4(a) is hereby deleted in its entirety and replaced with the following language:

“Notwithstanding anything to the contrary in this Agreement, solely for purposes of satisfying the Optionee’s applicable federal, state, local and foreign income and employment tax withholding obligations that arise as a direct result of the exercise of the Option under applicable law (the “Exercise Withholding Obligations”), the Optionee may elect, with the consent of the Company, to have the Company withhold from the shares otherwise issuable upon exercise of the Option, or to tender back to the Company, a number of whole shares having a Fair Market Value (as defined in the Plan) as of the exercise date equal to the amount of such Exercise Withholding Obligations, calculated using the statutory minimum withholding rates (or such other rates that will not have a negative accounting impact). For clarity, this paragraph authorizes a ‘cashless’ or ‘net-settled’ procedure solely for satisfying the Exercise Withholding Obligations, in addition to the forms of consideration otherwise permitted under this Section 3.4(a). Any shares so withheld or tendered shall be treated as having been delivered to the Company in satisfaction of the Exercise Withholding Obligations, and the Company shall remit the corresponding cash amounts to the applicable taxing authorities. This share-withholding or net-settlement procedure may not be used to satisfy any tax liabilities that may arise upon any subsequent disposition of the shares or any later taxable event unrelated to the exercise, and any such later taxes shall remain the sole responsibility of the Optionee. No fractional shares shall be withheld or accepted. The number of shares withheld or tendered shall be rounded down to the nearest whole share, and any remaining withholding obligation shall be satisfied in cash, if required by the Company.”

2.    Amendment to Section 3.5 (Tax Withholding).

The final sentence of Section 3.5 of the Option Agreement is hereby deleted in its entirety and replaced with the following:

“At the election of the Optionee, subject to the approval of the Company and compliance with all applicable laws and regulations, the Optionee may satisfy all or a portion of the Exercise Withholding Obligations by directing the Company to withhold from the shares otherwise deliverable upon exercise of the Option, or by tendering to the Company, a number of whole shares having a Fair Market Value as of the exercise date equal to the amount to be withheld, calculated using the statutory minimum withholding rates (or such other rates that will not have a negative accounting impact). The Company shall remit the corresponding cash amounts to the appropriate taxing authorities.”

3.    No Other Amendments.

Except as expressly amended by this Amendment, all terms, conditions, and provisions of the Option Agreement shall remain unmodified and in full force and effect. References in the Option Agreement to “this Agreement” or “hereof” shall be deemed to refer to the Option Agreement as amended hereby.

4.    Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict-of-laws principles.

5.    Counterparts; Electronic Signatures.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Execution and delivery by facsimile, portable document format (.pdf), or other electronic transmission shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

GROUPON, INC.	OPTIONEE
By: ________________________	___________________________
Name: Jiri Ponrt	Name: Dusan Senkypl
Title: Chief Operating Officer
Date: _______________________	Date: _______________________